SCHEDULE 13G


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )

                         Coast Financial Holdings, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $5.00 per share
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                         (Title of Class of Securities)

                                    190354100
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                                 (CUSIP Number)

                                  June 19, 2007
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|     Rule 13d-1(b)
      |X|     Rule 13d-1(c)
      |_|     Rule 13d-1(d)

Check the following box if a fee is being paid with the statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has billed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 190354100                   13G                      Page 2 of 7 Pages

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Membrino Arbitrage Fund LP
      56-2387743
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |X|
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3.    SEC USE ONLY
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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
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    NUMBER OF          5.   SOLE VOTING POWER

     SHARES                 326,000
                       ---------------------------------------------------------
  BENEFICIALLY         6.   SHARED VOTING POWER

    OWNED BY                0
                       ---------------------------------------------------------
      EACH             7.   SOLE DISPOSITIVE POWER

    REPORTING               326,000
                       ---------------------------------------------------------
     PERSON            8.   SHARED DISPOSITIVE POWER

      WITH                  0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      326,000
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5%
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12.   TYPE OF REPORTING PERSON

      PN
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CUSIP No. 190354100                   13G                      Page 3 of 7 Pages

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James R. Membrino
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |X|
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3.    SEC USE ONLY
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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen
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    NUMBER OF          5.   SOLE VOTING POWER

     SHARES                 326,000
                       ---------------------------------------------------------
  BENEFICIALLY         6.   SHARED VOTING POWER

    OWNED BY                0
                       ---------------------------------------------------------
      EACH             7.   SOLE DISPOSITIVE POWER

    REPORTING               326,000
                       ---------------------------------------------------------
     PERSON            8.   SHARED DISPOSITIVE POWER

      WITH                  0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      326,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5%
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12.   TYPE OF REPORTING PERSON

      IN
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CUSIP No. 190354100                   13G                      Page 4 of 7 Pages

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Item 1(a).        Name of Issuer:
                  Coast Financial Holdings, Inc., a Florida corporation
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Item 1(b).        Address of Issuer's Principal Executive Offices:
                  1301 6th Avenue West, Suite 300
                  Bradenton, FL 34205
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Item 2(a).        Names of Persons Filing:
                  Membrino Arbitrage Fund, LP
                  James R. Membrino
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Item 2(b).        Address of Principal Business Office, or if None, Residence:
                  6 Fairfield Boulevard, Suite 11
                  Ponte Vedra Beach, FL 32082
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Item 2(c).        Citizenship:
                  Delaware limited partnership
                  United States citizen
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Item 2(d).        Title of Class of Securities
                  Common Stock, par value $5.00 per share
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Item 2(e).        CUSIP Number:
                  190354100
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Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b). or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

      (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.


      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e) |_| An investment adviser in accordance with Rule
      13d-(1)(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

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CUSIP No. 190354100                   13G                      Page 5 of 7 Pages

Item 4.  Ownership.


      Membrino Investments, LLC, a Delaware limited liability company (hereinafter, "Investments") serves as the general partner and principal investment manager to Membrino Aribitrage Fund LP, a Delaware limited partnership (hereinafter, the "Fund"), with respect to which Investments has voting and dispositive authority over the shares of common stock held by the Fund and reported in this Schedule 13G. Mr. James R. Membrino is the managing member of Investments. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the shares of common stock reported in this Schedule 13G.

      (a)   Amount beneficially owned: 326,000.

      (b) Percent of class: 5.0% (All percentages herein are based on 6,509,057 shares of common stock reported to be outstanding as of May 3, 2007, as reflected in the Form 10-Q for the quarterly period ended March 31, 2007, filed by the Issuer on May 10, 2007).

      (c)   Number of shares as to which such persons have:

            (i)   Sole power to vote or to direct the vote: 326,000

            (ii)  Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of: 326,000

            (iv)  Shared power to dispose or to direct the disposition of: 0

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Item 5.  Ownership of Five Percent or Less of a Class.

            N/A
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Item 6.  Ownership of More than 5 Percent on Behalf of Another Person.

            See Item 4.
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

            N/A
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Item 8.  Identification and Classification of Members of the Group.
            See Item 4.
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Item 9.  Notice of Dissolution of Group.
            N/A
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Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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CUSIP No. 190354100                   13G                      Page 6 of 7 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: June 21, 2007                   MEMBRINO ARBITRAGE FUND, LP


                                       By:  MEMBRINO INVESTMENTS, LLC, as
                                            general partner of Membrino
                                            Arbitrage Fund, LP


                                            By: /s/ James R. Membrino
                                               ---------------------------------
                                                James R. Membrino
                                                Managing Member


                                       -----------------------------------------
                                       James R. Membrino


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CUSIP No. 190354100              Schedule 13G                  Page 6 of 7 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.




Dated: June 21, 2007                   MEMBRINO ARBITRAGE FUND, LP


                                       By:  MEMBRINO INVESTMENTS, LLC, as
                                            general partner of Membrino
                                            Arbitrage Fund, LP


                                            By: /s/ James R. Membrino
                                               ---------------------------------
                                                James R. Membrino
                                                Managing Member


                                       -----------------------------------------
                                       James R. Membrino


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